Exhibit 10.01

SECURITY AGREEMENT

DEBTOR: SANZ INC.	SECURED PARTY: AVNET, INC.
ADDRESS:	Avnet Partner Solutions
9800 Pyramid Court	8700 South Price Road
Suite 130	Tempe, Arizona 85284
Englewood, CO 80112
Attn: Robert Ogden	Attn: Legal Department

Avnet Partner Solutions, a division of Avnet, Inc. ("AVNET"), enters into this Security Agreement (this "Agreement") with SANZ INC. ("Debtor") as of the 12 day of October, 2005 (“Effective Date”).

Debtor agrees that in order to secure the full, prompt and satisfactory performance of each and every obligation of Debtor to AVNET for the goods sold by AVNET to Debtor, including but not limited to Debtor's obligation to make full and timely payment of the invoices issued by AVNET, but subject to the limitation set forth in the fifth unnumbered paragraph of this Agreement (the “Obligations”), Debtor grants to AVNET a first position security interest and continuing lien on all Debtor's right, title and interest (the "Security Interest") (such priority being subject to the fourth unnumbered paragraph of this Agreement and the final unnumbered paragraph of this Agreement) in and to the following described collateral:

The goods sold by AVNET to Debtor (in which AVNET shall be deemed to have a first priority purchase money security interest), as well as all other Debtor goods, inventory, chattel paper, deposit accounts, accounts, accounts receivable, rights to payment of every kind, general intangibles, instruments, equipment and machinery, accessions, furnishings, and fixtures of Debtor, together with all related proceeds, attachments, additions and substitutions, as each of those terms are defined by the Uniform Commercial Code of the State of Arizona in effect as of the date of this Agreement, now existing or hereafter arising out of the business of the Debtor and regardless as to whether such collateral is in the possession of Debtor, warehouseman, bailee, or any other third party (collectively, the "Collateral").

With regards to any first priority security interest held by Wells Fargo Bank, N.A. or any successor-in-interest thereto or assignee (collectively, the “Bank”) in the Collateral, or any first priority security interest held by any agreed substitute lender as contemplated by the final unnumbered paragraph of this Agreement, the Security Interest granted herein shall be deemed a second position priority interest to the Bank’s interest(s).

The Obligations secured by the Security Interest shall be that portion (if any) of the total obligations of Debtor to AVNET outstanding from time to time that exceed $1,000,000. For the avoidance of doubt, if the Debtor’s total obligations to AVNET are hereafter reduced to an amount less than $1,000,000 and are thereafter increased once again to an amount greater than $1,000,000, such excess shall constitute Obligations and shall be secured by the Security Interest without re-execution of this Agreement, re-filing of financing statements, or any other action by any person. Except in connection with the termination of this Agreement, in no event shall AVNET have to withdraw any UCC filing or other financing statements once filed, such documents and related Security Interest remaining effective regardless of the amount of outstanding Obligations.

The Security Interest granted shall at all times be valid, perfected and enforceable against the Debtor and all third parties, in accordance with the terms hereof, as security for the unpaid Obligations owing to

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AVNET as provided above and, subject to the terms of this Agreement, the Collateral shall not at any time be subject to any other lien(s) without the prior written approval of AVNET. AVNET hereby grants its prior approval of the lien in favor of the Bank and all other rights of the Bank under its loan/line of credit agreements between the Debtor and the Bank.

Upon mutual agreement of the parties, such agreement not to be unreasonably withheld, and if all Obligations have been paid, AVNET, within fifteen (15) days of such agreement, shall execute any and all instruments and documents, including but not limited to termination statements to any financing statements filed to evidence or perfect the Security Interest that are necessary to evidence the release of the Security Interest in and to the Collateral (the “Release Documents”); thereafter, this Agreement shall terminate. Thereafter, Debtor shall not incur any additional Obligations from AVNET without signing a subsequent Security Agreement.

Debtor warrants, covenants and agrees: (1) to pay and perform all of the obligations secured by this Agreement (including but not limited to AVNET's cost of enforcement, collection and attorney's fees), to defend title to the Collateral, to keep the Collateral free and clear, except with respect to the Bank, of all mortgages, liens, pledges, charges, encumbrances, further security interests, taxes and assessments and to keep, at its sole expense, the Collateral in good repair and condition; (2) to keep the Collateral insured (with insurance companies providing coverage under this Agreement must be rated by A.M. Best with at least an A- rating and a financial size category of at least Class VII) against loss by fire, theft and other hazards in an amount equal to at least one hundred percent (100%) of the replacement value of the Collateral and evidence such by providing AVNET current certificates of insurance with the loss payable and proceed clauses directly payable to AVNET; (3) that on demand by AVNET, to furnish further assurance of title, execute and deliver any instrument or do other acts necessary to effectuate the purposes of this Agreement; (4) to promptly notify AVNET of any change in the principal location of or with respect to the financial condition or the discontinuance of Debtor's business; (5) promptly notify AVNET of the commencement of any litigation or governmental proceeding against the Debtor which, if adversely determined, might affect Debtor, or Debtor's business, or Debtor's ability to repay the Obligations in any material respect; (6) its operations are and will continue to be in compliance with and not in violation of all applicable laws and regulations; and (7) provide AVNET with Debtor’s collateral reports provided periodically to the Bank, such reports to be generated no less than weekly and sent to Avnet within (24) hours of sending to the Bank.

If Debtor shall fail to procure or to pay the premium on any insurance required to be maintained by this Agreement, AVNET is hereby authorized (but not obligated) to pay and advance any sums required and all such advances shall be secured by the Collateral and be repaid immediately by Debtor upon notice by AVNET. Debtor shall give AVNET or any persons designated by AVNET the right, without hindrance or delay, upon two Business Days' notice, during normal business hours, to inspect, audit, check and make copies of Debtor's books, records and accounts.

Debtor will be in default (“Default”) of this Agreement upon the occurrence of any of the following:
(1) excluding items 2, 3, 4, 5, 6, 7, and 8 below, failure to perform any obligation under this Agreement after AVNET has sent Debtor notice of such non-performance and a ten (10) day cure period has elapsed;
(2) failure to pay any invoice, note, account, obligation or liability due AVNET within ten days after the date when due;
(3) making any false or misleading statement, representation or warranty in connection with this Agreement;
(4) commencement of insolvency or like proceedings against Debtor or its parent or subsidiary that is not vacated or dismissed within ten (10) days thereafter (except that involuntary bankruptcy filings may be vacated or withdrawn within ninety (90) days prior to being deemed a Default) or any assignment for the benefit of creditors, receiver or trustee;

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(5) any material adverse change in the financial condition of Debtor or any action by Debtor to cease operations or business conducted;
(6) any failure to maintain the Collateral, except in the ordinary course of business;
(7) the death, dissolution, termination of existence, insolvency, business failure, or like event of Debtor; or
(8) failure to maintain Receivables available to AVNET in an amount equal to or greater than the Obligations less another $1,000,000.  For the purposes of this item 8, “Receivables” shall mean Debtor’s total cash and non-contra, non-escrow customer receivables at 100%, except maintenance receivables which are at 50%, less all obligations of Debtor to the Bank. AVNET shall provide Debtor five (5) days notice prior to exercising its default remedies for this item 8.

Upon Default and at any time after such Default, but subject in all events to the rights of the Bank in the Wells Intercreditor Agreement, defined below, (unless waived by Bank, which waiver may be granted without Debtor’s consent), (1) AVNET may declare all obligations secured by this Agreement immediately due and payable in full without presentment, demand, protest or notice of dishonor of any kind, all of which are hereby expressly waived, and AVNET shall have all the rights, remedies and privileges with respect to repossession, retention and sale of the Collateral and disposition of the proceeds available to a secured party under the Uniform Commercial Code of the State of Arizona in effect as of the date of this Agreement; (2) AVNET may enter peaceably onto Debtor's premises to possess, render unusable by Debtor, dispose of or require Debtor to assemble the Collateral and deliver or make it available to AVNET at a place to be designated by AVNET; (3) AVNET may foreclose its liens, security interests and assignments or exercise any powers of sale; and/or (4) AVNET may pursue all rights and remedies available at law or in equity. All expenses, (including but not limited to reasonable attorneys' fees) costs of collection, sale or storage or the like shall be borne by Debtor.

Debtor agrees that waiver or acquiescence in any Default, or AVNET's failure to strictly enforce Debtor's performance of the obligations under this Agreement, shall not constitute a waiver of any subsequent or other Default or failure. Notices to either party shall be sent by certified mail or other guaranteed delivery to the address set forth above. AVNET may assign this Agreement; however, Debtor may not. All rights of AVNET shall inure to its successors and assigns; and all obligations, duties and promises of Debtor shall be binding upon its heirs, executors or administrators. If the Debtor is a partnership, joint venture or proprietorship, then the liabilities pursuant to this Agreement shall be joint and several. Except as otherwise expressly provided herein, the rights and obligations of the parties shall be governed by the laws of the State of Arizona, including the Uniform Commercial Code as adopted by the State of Arizona.

Any amendment or modification of this Agreement must be in a separate writing expressly identified as such and signed by the authorized representatives of both parties in order to be effective. This Agreement and all other documents executed in connection herewith shall consti-tute the entire agreement between the parties hereto and shall supersede all other prior agreements, written or oral, with respect thereto. If any provision of this Agreement is held invalid, the remaining provisions shall continue in full force and effect and the parties shall substitute for the invalid provision a valid provision which most closely approximates the economic effect and intent of the invalid provision.

Debtor hereby irrevocably appoints AVNET (and any AVNET designated employees and/or agents) its attorney-in-fact (A) to execute any Security Interest related financing statements or other similar instruments, and (B) to do such other acts and things as may be necessary to establish or preserve the Security Interest in and to the Collateral. AVNET will promptly furnish Debtor with a copy of each writing executed under this Power of Attorney upon the execution thereof.

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Prior to the execution of this Agreement, AVNET has entered into a certain Intercreditor Agreement with the Bank (the “Wells Intercreditor Agreement”) providing for the relative rights of AVNET and the Bank. In the event Debtor shall replace or supplement its existing credit facility with a credit facility or other loan from another institutional lender, AVNET may, in AVNET’s sole discretion, enter into an Intercreditor Agreement with such other lender on substantially the same terms as the Wells Intercreditor Agreement or on such other terms as AVNET and such new lender may agree following good faith negotiation.

THIS SECURITY AGREEMENT IS SUBJECT TO THE TERMS OF A REMITTANCE AND INTERCREDITOR AGREEMENT BY AVNET PARTNER SOLUTIONS, A DIVISION OF AVNET, INC. IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION, ACTING THROUGH ITS WELLS FARGO BUSINESS CREDIT OPERATING DIVISION, DATED AS OF OCTOBER 12, 2005.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

DEBTOR: SANZ INC.
BY: /s/ Robert Ogden
PRINTED NAME: Robert Ogden
ITS AUTHORIZED REPRESENTATIVE

AVNET PARTNER SOLUTIONS,
A DIVISION OF AVNET, INC.
BY: /s/ Jolea A. Kidd
PRINTED NAME: Jolea A. Kidd
ITS AUTHORIZED REPRESENTATIVE

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